Sony Group Corporation S-8

Exhibit 5.1

NAGASHIMA OHNO & TSUNEMATSU

JP Tower, 2-7-2 Marunouchi, Chiyoda-ku, Tokyo 100-7036, Japan
Telephone: 81-3-6889-7000 Facsimile: 81-3-6889-8000

November 21, 2025

Sony Group Corporation

7-1, Konan 1-chome

Minato-ku, Tokyo 108-0075

Japan

Ladies and Gentlemen:

We have acted as Japanese counsel to Sony Group Corporation, a corporation organized under the laws of Japan ("Sony") in connection with the Registration Statement as defined below. Sony has requested our opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement") which is (i) to be filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the "Act"); and which (ii) relates to an aggregate of 2,977,000 shares of its common stock (the "Shares") which are issuable upon exercise of the Fifty-Third Series of Stock Acquisition Rights for Shares of Common Stock of Sony and the Fifty-Fourth Series of Stock Acquisition Rights for Shares of Common Stock of Sony (together, the "SARs") granted to corporate executive officers and employees of Sony and directors, officers and employees of subsidiaries of Sony (the "Qualified Persons") in connection with its Stock Incentive Plan.

In connection with this opinion letter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and such other records, documents (including, but not limited to, (i) certified copies of the Articles of Incorporation, the Charter of the Board of Directors and the Share Handling Regulations of Sony (ii) a certified copy of the certificate of decision of the Representative Corporate Executive Officer of Sony dated October 30, 2025 (the "Certificate of Decision of the Representative Corporate Executive Officer"), (iii) a copy of the valuation letter for the valuation of the SARs by KPMG FAS Co., Ltd. ("KPMG") dated November 21, 2025 (the "Valuation Letter") and (iv) the form of Allocation.

Agreements to be dated November 21, 2025 between Sony and each Qualified Person in connection with the granting of the SARs), certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that the Shares to be issued upon exercise of the SARs have been duly and validly authorized for issuance and, when issued upon exercise of the SARs in compliance with the provisions of the terms and conditions of the SARs, will be validly issued, fully paid and non-assessable.

NAGASHIMA OHNO & TSUNEMATSU

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are, or will be, executed in such forms; (v) statements included, expressly or impliedly, in the documents, record and certificate of Sony or public officials are true and conform to the relevant facts thereof; (vi) all natural person-signatories who have executed or delivered the relevant documents on behalf of the relevant parties thereto have and had at the relevant times the sufficient and competent legal capacity to take such actions; (vii) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of the terms and conditions of the SARs and other relevant documents, (viii) the valuation method for the valuation of the SARs stated in the Certificate of Decision of the Representative Corporate Executive Officer (the "Valuation Method") is a reasonable method that can correctly and accurately calculate the fair value of the SARs, (ix) the Representative Corporate Executive Officer of Sony decided on the issuance of the SARs based on his understanding that the Valuation Method is a reasonable method to correctly and accurately calculate the fair value of the SARs based upon the advice provided by KPMG as an expert on valuation of financial instruments and without any knowledge of any facts that contradict such understanding, and (x) the valuation results of the valuation of the SARs stated in the Valuation Letter (the "Valuation Results"), correctly and accurately represent the fair value of the SARs. We have not independently verified any of the matters referred to in (i) through (x) above.

The foregoing opinion is based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any other matters or documents not specifically referred to herein.
(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and as interpreted as at the date hereof.
(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan.
(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy.
(v)	The opinion expressed above is subject to (a) applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally, and (b) any applicable statutes of limitation, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine, the abuse of rights doctrine and appropriate court procedures.

NAGASHIMA OHNO & TSUNEMATSU
(vi)	The above opinion does not cover any matters related to tax laws, treaties, regulations or guidelines.
(vii)	In the opinion herein, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the laws of Japan and be brought before a Japanese court.
(viii)	We express no opinion as to any amendments, supplements, renewals, extensions or other modification of any documents referred to herein which may be made after the delivery of this opinion.
(ix)	We express no opinion as to any issue directly or indirectly related to the valuation of financial instruments, including whether the Valuation Method is a reasonable method to calculate the fair value of the SARs or whether the Valuation Results represent the fair value of the SARs for the purpose of determining whether the amount to be paid for the SARs would be considered a "particularly favorable amount" as set forth in Article 238, Paragraph 3, Item 2 of the Companies Act in Japan.

We consent to the inclusion of this opinion as part of the Registration Statement and to the reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

Very truly yours,

(MI)

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